CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-51223 and 333-40264 of The Procter & Gamble Company on Form S-8 of our report dated April 9, 2007 appearing in this Annual Report on Form 11-K of the Employee Savings and Thirft Plans (Saudi Arabia) for the year ended December 31, 2006.

Deloitte & Touche
Bakr Abulkhair & Co.

/s/ AL-MUTAHHAR Y. HAMIDUDDIN
by Al-Mutahhar Y. Hamiduddin
License No. 296
April 17, 2007